Exhibit 99.1

Consulting Agreement – Term Sheet Dated as of January 24, 2006

PerkinElmer, Inc. (the “Company”) and Dr. Peter B. Coggins, currently Senior Vice President and President, PerkinElmer Life and Analytical Sciences, have agreed to enter into a Consulting Agreement after Dr. Coggins retires on substantially the following terms:

Effective Date:	April 10, 2006

Termination Date:	April 10, 2007

Consulting Services:	Consulting services to be provided equivalent to 50 work days during the term of the Agreement. The parties anticipate that such services will pertain to matters related to market, customer and technology developments. The nature and location of such services shall be determined by mutual agreement among Mr. Gregory L. Summe, Chief Executive Officer of the Company, Mr. Robert F. Friel, Vice Chairman of the Company, and Dr. Coggins.

Consulting Fee:	The equivalent in English Pounds (£) of U.S.$170,000 in the aggregate (using a fixed exchange rate of 1.7GBP to the USD), to be paid in approximately equal monthly installments beginning April 30, 2006 and ending April 30, 2007, by PerkinElmer, Ltd., a subsidiary of the Company located in Seer Green, the United Kingdom. All taxes and applicable deductions shall be the sole responsibility of Dr. Coggins. The Company shall also reimburse Dr. Coggins for reasonable and necessary expenses incurred or paid by him in connection with the performance of his consulting services, including the cost of first class travel. Dr. Coggins shall not be entitled to any benefits, coverages or privileges made available to employees of the Company.

Confidentiality; Inventions and Proprietary
Information:	Dr. Coggins shall continue to remain bound by the terms of his Employee Patent and Proprietary Information Utilization Agreement dated July 14, 2002, a copy of which has previously been provided to Dr. Coggins, during the term of the Consulting Agreement.

Independent
Contractor:	Dr. Coggins shall perform all services under the Consulting Agreement as an “independent contractor” and not as an employee or agent of the Company.

Governing Law:	This Consulting Agreement Term Sheet shall be governed by the laws of the Commonwealth of Massachusetts.

Enforceability:	Unless and until superceded by a written agreement executed by the parties, this Consulting Agreement Term Sheet shall constitute the entire agreement between the parties as to the subject hereof, and supercedes all prior oral and written agreements between the parties.

AGREED:

PERKINELMER, INC.

By:	/s/ KATHERINE A. O’HARA
Katherine A. O’Hara
Senior Vice President, General Counsel & Secretary

/s/ PETER B. COGGINS
Peter B. Coggins